Exhibit 99.1

MEDIA RELEASE

April 5, 2004

ADVANCED POWER TECHNOLOGY ANNOUNCES STRONG REVENUE GROWTH IN THE FIRST QUARTER 2004 AND EXPECTS CONTINUED STRONG GROWTH IN THE SECOND QUARTER OF 2004

Bend, Oregon - Advanced Power Technology, Inc. (NASDAQ:  APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications, announced today that it expects revenues for the first quarter ending March 31, 2004 to be above the upper end of the $13.2 to $13.8 million range previously given, at approximately $14.8 million, a quarterly sequential increase of approximately 18 percent over the $12.5 million in revenue for the fourth quarter of 2003.

The Company stated that given the improved revenue outlook for the first quarter it anticipates net earnings per diluted share for the first quarter of 2004, excluding non-cash purchase accounting charges related to acquisitions and restructuring charges, to be at or above the high end of the previously given range of $0.00 to $0.02 net per diluted share. The Company cautioned that the anticipated additional profitability resulting from higher than expected revenues may be partially offset by greater than planned legal expenses related to ongoing patent litigation.

Patrick Sireta, Chief Executive Officer, commented, “Extremely strong customer demand resulted in approximately $25.9 million of orders booked during the first quarter of 2004 compared to $15.3 million in the prior quarter, a sequential increase of approximately 69%, driving a book-to-bill ratio of approximately 1.75, compared to 1.23 in the prior quarter. The short-term demand from our customers was stronger than anticipated throughout the first quarter. We also benefited from a previously mentioned large order for our RF products in an amount of approximately $4 million and have started to see some lengthening of the ordering pattern from several customers, placing longer term orders than we had seen in the previous quarters. Our order backlog at the end of the first quarter closed at approximately $26.3 million dollars of which $15.1 million is shippable in the second quarter of 2004 based upon customer request date. The demand strength has been broad based across both our switching and RF product lines and results from improved market conditions but also, most importantly, from the steady stream of new designs we have won over the previous quarters. Based upon the strength of our backlog and an expected continued strong market environment, we anticipate our revenues in the second quarter of 2004 to be in the range of $15.6 to 16.4 million, a sequential increase of approximately 5 to 11 percent,” concluded Mr. Sireta.

With operations in Bend, Oregon, Santa Clara, California, Montgomeryville, Pennsylvania and Bordeaux, France, APT is a leading supplier of high voltage, high power, high efficiency MOSFETs, IGBTs, Ultra-Fast Recovery and Schottky Diodes, and Application Specific Power Modules (ASPMs) as well as RF Bipolar and MOSFETs transistors, for Switchmode, Linear and RF applications.  For additional information on Advanced Power Technology, visit its Web site at www.advancedpower.com.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements are subject to a number of uncertainties, and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; the cost and liability associated with patent infringement litigation; and other uncertainties disclosed in the Company’s S-1 filing with the Securities and Exchange Commission dated August 7, 2000, 2003 Form 10K filed on March 10, 2004 and other periodic filings made by the Company.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen

Vice President, Finance and

Administration and CFO

Tel:  (541) 382-8028

Fax:  (541) 389-1241

E-Mail:  gregh@advancedpower.com